Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BIO-key International, Inc. (the “Company”) on Form S-1 of our report dated June 1, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of BIO-Key International, Inc. for the year ended December 31, 2023. Our audit did not include the retrospective adjustments of the reverse stock split, effective December 21, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

October 11, 2024